 Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

STEVEN MADDEN, LTD.

and

The Members

of

COMPO ENHANCEMENTS, LLC

Dated as of May 16, 2007

TABLE OF CONTENTS

                                                                                     Page

ARTICLE I     Certain Definitions                                                                        1

ARTICLE II    Purchase and Sale                                                                                                         6
2.1    Purchase and Sale of Company Interests                                                                  6
2.2    Cash Purchase Price                                                                                                                      7
2.3    Post-Closing Adjustments                                                                                   7
2.4    Earn-Out Payment                                                                                  9

ARTICLE III          Closing                                                                                                     9
3.1            Closing Date                                                                                                   9
3.2            Certain Actions at Closing. At the Closing:                                                                              9

ARTICLE IV          Representations and Warranties of Sellers                                                                                              10
4.1            Organization and Good Standing                                                                      10
4.2            Capitalization                                                                                                10
4.3            Authorization                                                                               11
4.4            No Conflicts                                                                                                  11
4.5            Financial Statements; Undisclosed Liabilities                                                         11
4.6            Taxes                                                                                      12
4.7            Title to Properties; Absence of Encumbrances                                                               13
4.8            Intellectual Property                                                                                     14
4.9            Contracts and Agreements                                                                                         16
4.10          Insurance                                                                                       18
4.11          Litigation                                                                                        18
4.12          Condition and Sufficiency of Assets                                                                                18
4.13          Compliance with Law; Licenses                                                                                 19
4.14          Employees                                                                                     19
4.15          Employee Benefit Plans                                                                       22
4.16          Environmental Matters                                                                                        24
4.17          Bank Accounts and Powers of Attorney                                                                         25
4.18          Absence of Certain Changes                                                                     25
4.19          Books and Records                                                                              28
4.20          Transactions with Affiliated Persons                                                                        28
4.21          Absence of Certain Business Practices                                                            28
4.22          Brokers and Finders                                                                                     28
4.23          Restrictions on Business Activities                                                                  29
4.24          Payables                                                                                         29
4.25          Receivables                                                                                    29
4.26          Business Relations                                                                               29
4.27          Disclosure                                                                                              29

ARTICLE V    Representations and Warranties of Madden                                                                           30
5.1    Organization and Good Standing                                                                       30

i

5.2    Authorization                                                                                                                30
5.3    No Conflicts; Consents                                                                               30
5.4    Litigation                                                                                        30
5.5    Brokers and Finders                                                                             30
5.6    Investment Intent                                                                                 30
5.7    Sufficient Funds                                                                                    31

ARTICLE VI   Covenants of Sellers                                                                            31
6.1    Ordinary Course                                                                            31
6.2    Conduct of Business                                                                            31
6.3    Certain Filings                                                                                       33
6.4    Consents and Approvals                                                                    33
6.5    Efforts to Satisfy Conditions                                                                                      34
6.6    Further Assurances                                                                             34
6.7    Notification of Certain Matters                                                                                                  34

ARTICLE VII         Covenants of Madden                                                                         34
7.1    Certain Filings                                                                               34
7.2    Efforts to Satisfy Conditions                                                                              34
7.3    Further Assurances                                                                             35
7.4    Notification of Certain Matters                                                                  35

ARTICLE VIII        Certain Other Agreements                                                                                          35
8.1    Certain Tax Matters                                                                                                             35
8.2    Company Payments                                                                                             36
8.3    Matters Relating to Randel                                                                         36

ARTICLE IX          Conditions Precedent to Obligations of Madden                                                            37
9.1    Representations and Warranties                                                                        37
9.2    Compliance with Covenants                                                                       37
9.3    Lack of Adverse Change                                                                     37
9.4    Update Certificate                                                                                                 38
9.5    Regulatory Approvals                                                                                         38
9.6    Consents of Third Parties                                                                                   38
9.7    No Violation of Orders                                                                                        38
9.8    Employment Agreement                                                                             38
9.9    Transaction Documents                                                                                             38
9.10          Other Closing Matters                                                                                38

ARTICLE X   Conditions Precedent to Obligations of Sellers                                                              38
10.1          Representations and Warranties                                                                      39
10.2          Compliance with Covenants                                                                              39
10.3          Update Certificate                                                                                39
10.4          Regulatory Approvals                                                                                        39
10.5          No Violation of Orders                                                                        39
10.6          Transaction Documents                                                                             39
10.7          Other Closing Matters                                                                                39

ii

ARTICLE XI          Termination of Agreement                                                                                                  39
11.1          Conditions for Termination                                                                        39
11.2          Effect of Termination                                                                           40

ARTICLE XII         Indemnification                                                                            40
12.1          Survival of Representations, Warranties and Covenants                                                             40
12.2          Indemnification by Silverman                                                                     41
12.3          Indemnification by Madden                                                                       42
12.4          Assumption of Defense                                                                      42
12.5          Non-Assumption of Defense                                                                             43
12.6          Indemnified Party’s Cooperation as to Proceedings                                                              43
12.7          Payments Treated as Purchase Price Adjustment                                                          44

ARTICLE XIII       Miscellaneous                                                                                               44
13.1          Expenses                                                                                        44
13.2          Entirety of Agreement                                                                                         44
13.3          Notices                                                                                   44
13.4          Amendment                                                                                   44
13.5          Waiver                                                                                    44
13.6          Counterparts; Facsimile                                                                               45
13.7          Assignment; Binding Nature; No Beneficiaries                                                       45
13.8          Headings                                                                                45
13.9          Governing Law; Jurisdiction                                                                   45
13.10        Construction; Units                                                                              45
13.11        Negotiated Agreement                                                                         46
13.12        Public Announcements                                                                        46
13.13        Remedies Cumulative                                                                            46
13.14        Severability                                                                             46
13.15        WAIVER OF JURY TRIAL                                                                      46
13.16       Authority of Seller Representative                                                                      46

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2007, is entered into by and among Steven Madden, Ltd., a Delaware corporation (“Madden”) and the individuals and/or entities set forth on the signature pages hereto (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding ownership interests of Compo Enhancements, LLC, a Connecticut limited liability company (the “Company”); and

WHEREAS, Madden desires to acquire and Sellers desire to sell, all of the issued and outstanding ownership interests of the Company on the terms and conditions contained herein and in the Earn Out Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

“Additional Working Capital Consideration” has the meaning set forth in Section 2.3(b)(i).

“Adjustment Payment Date” means a date which is within three (3) Business Days after the Final Closing Balance Sheet is deemed final, binding and conclusive.

“Affiliate Loans” means loans made to Affiliated Persons by the Company.

“Affiliated Persons” means Sellers, any trustee or beneficiary of Sellers, any spouse of Sellers or any Immediate Family Member of Sellers, or any other Person (other than the Company) that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company, Sellers or any trustee, beneficiary, spouse or Immediate Family Member of Sellers.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” means the balance sheet of the Company as of April 30, 2007.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“Cash Purchase Price” has the meaning set forth in Section 2.2(a).

“Cash Purchase Price Accounts” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” means the balance sheet of the Company as of the close of business on the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 4.15(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute.

“Company” has the meaning set forth in the recitals.

“Company IP Rights” has the meaning set forth in Section 4.8(a).

“Company IP Rights Agreements” has the meaning set forth in Section 4.8(b).

“Company Interests” has the meaning set forth in Section 2.1.

“Contracts” has the meaning set forth in Section 4.9(a).

“Delivery Date” has the meaning set forth in Section 2.3(a)(ii).

“Disclosure Schedule” means the disclosure schedules of Sellers accompanying this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.3(a)(ii).

“Earn-Out Agreement” means the Earn-out Agreement among Sellers and Madden, which has been executed and delivered prior to or simultaneously with the execution and delivery of this Agreement and which shall become effective as of the Closing, attached hereto as Exhibit A.

“Earn-Out Payment” has the meaning set forth in Section 2.4.

“Employee Benefit Plan” has the meaning set forth in Section 4.15(a).

“Employment Agreement” means the employment agreement between Madden and Jeff Silverman which has been executed and delivered prior to or simultaneously with the execution and delivery of this Agreement and which shall become effective as of the Closing, attached hereto as Exhibit B.

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

“Environment” means soil, surface water, ground water, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium.

“Environmental Law” means any Law that governs protection or improvement of human health or the Environment.

“Environmental Permit” means any permit, registration, certificate, certification, license, authorization, consent or approval of any Governmental Body required or issued under Environmental Laws.

“ERISA” has the meaning set forth in Section 4.15(a).

“ERISA Affiliate” has the meaning set forth in Section 4.15(a).

“Final Allocation” has the meaning set forth in Section 8.1(b)(ii).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.3(a)(iii).

“Financial Statements” means the unaudited income statements of the Company as of the fiscal year ended December 31, 2006.

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

“Governmental Body” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, arbitrator or arbitral body (public or private), or political subdivision, in any jurisdiction.

“Hazardous Materials” means without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed, classified or regulated as hazardous or toxic under any Environmental Law, including, without limitation, any material or substance that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “subject waste,” “contaminant,” “waste,” “toxic waste,” “toxic substance” or similar term under any provision of any Environmental Law; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

“HIPAA” has the meaning set forth in Section 4.15(c).

“Immediate Family Member” with respect to any Person who is an individual, means each of such Person’s spouse, children (whether by blood or adoption), grandchildren, parents, siblings and trusts for the benefit of any of the foregoing.

“Indemnification Obligations” means the respective indemnification obligations of Sellers or Madden under Article XII.

“Independent Accounting Firm” means an independent accounting firm mutually acceptable to Madden and the Seller Representative (which accounting firm has not, within the prior 12 months, provided services to Madden, any affiliate of Madden, Sellers or any Affiliated Person). If Madden and the Seller Representative are unable to agree upon an independent accounting firm within thirty (30) days after the Seller Representative’s delivery of the Dispute Notice to Madden, an independent accounting firm selected by Madden (which accounting firm has not, within the prior 12 months, provided services to Madden or any affiliate of Madden) and an independent accounting firm selected by the Seller Representative (which accounting firm has not, within the prior 12 months, provided services to Sellers, the Company or any Affiliated Person) shall select an independent accounting firm (which accounting firm has not, within the prior 12 months, provided services to Madden, any affiliate of Madden, Sellers or any Affiliated Person) and such independent accounting firm shall be the “Independent Accounting Firm.”

“Intellectual Property Rights” means all intellectual property rights, including trademarks, service marks, internet domain names, slogans, logos, trade names, and the goodwill associated therewith, patents, copyrights, in both published and unpublished works, and all registrations and applications for any of the foregoing, rights of publicity/privacy, franchises, licenses, proprietary know-how, proprietary trade secrets, proprietary customer lists, proprietary vendor lists, proprietary information, proprietary processes, proprietary formulae, proprietary computer programs and applications, proprietary layouts, proprietary specifications, proprietary designs, proprietary inventions, proprietary development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records wherever created throughout the world.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, the knowledge, at any time of: in the case of Sellers and the Company, Silverman and those employees of the Company with primary responsibility for the relevant matter; and in the case of Madden, Jamieson A. Karson and Ed Rosenfeld.

“Law” means any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

“Licenses” has the meaning set forth in Section 4.13(b).

“Loss,” in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising as a result of such matter, including reasonable attorneys’, consultants’ and other advisors’ fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement and reasonable costs of enforcing any Indemnification Obligations.

“Madden” has the meaning set forth in the preamble.

“Madden Disclosure Schedule” means the disclosure schedule of Madden accompanying this Agreement.

“Madden Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, condition (financial or otherwise), prospects, liabilities, or results of operations of the Company.

“Net Working Capital” means, as of the Closing Date, the cash, inventory, accounts receivable and prepaid expenses of the Company, minus the accounts payable, accrued employee expenses, and Taxes payable, if any, of the Company, in each case, as such terms have the meanings assigned to them by GAAP.

“Permitted Encumbrances” has the meaning set forth in Section 4.7(c).

“Person” means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

“Pre-Closing Period” means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not begin or end on) the Closing Date.

“Real Property” has the meaning set forth in Section 4.7(a).

“Real Property Documents” has the meaning set forth in Section 4.7(a).

“Real Property Interests” has the meaning set forth in Section 4.7(a).

“Randel” means James Randel, a Seller.

“Release” means any releasing, spilling, leaching, pumping, leaking, pouring, emitting, emptying, discharging, depositing, injecting, escaping, dumping, migrating or disposing, whether intentional or otherwise, of any Hazardous Material into the Environment.

“Remedial Action” means all actions, including any capital on-going operating expenditures, required by any Governmental Body or voluntarily undertaken, on or in connection with any property, to (A) clean up, remove, contain, treat, or in any other way address any Hazardous Material or other substance; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (D) bring facilities on any property and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits. Remedial Action shall include, without limitation, remedial actions conducted off-site to address conditions emanating from any property currently or previously owned, leased or operated by the Company.

“Returns” means any and all returns, reports, and information statements with respect to Taxes required to be filed with a taxing or any other Governmental Body (including the IRS), domestic or foreign, including consolidated, combined and unitary tax returns, and returns in connection with any Employee Benefit Plan.

“Revised Closing Balance Sheet” has the meaning set forth in Section 2.3(a)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Seller Representative” means Silverman, or any other Seller(s) designated as Seller Representative(s) pursuant to the terms of this Agreement.

“Silverman” means Jeffrey Silverman.

“Straddle Period” has the meaning set forth in Section 8.1(a)(ii).

“Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind payable to any Governmental Body in any jurisdiction including (i) income, capital, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, employment insurance, estimated, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment that may result from such Release.

“Transaction Documents” means this Agreement, the Employment Agreement, and the Earn-Out Agreement.

“U.S.” means the United States of America.

“Working Capital Adjustment” has the meaning set forth in Section 2.3(b).

“Working Capital Refund” has the meaning set forth in Section 2.3(b)(ii).

ARTICLE II

Purchase and Sale

2.1  Purchase and Sale of Company Interests. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations, warranties, covenants and other agreements contained in this Agreement or made pursuant hereto, Sellers hereby agree to sell, assign, transfer and deliver to Madden, and Madden hereby agrees to purchase from Sellers, all of the issued and outstanding ownership interests of the Company as set forth in Section 2.1 of the Disclosure Schedule (collectively the “Company Interests”).

2.2  Cash Purchase Price.

(a)  In consideration of the aforesaid sale, assignment, transfer and delivery of the Company Interests, on the Closing Date Madden shall pay or cause to be paid to Sellers, in cash, an aggregate amount (the “Cash Purchase Price”) equal to (i) six million two hundred seventy five thousand dollars ($6,275,000). The Cash Purchase Price shall be allocated among Sellers according to the percentages set forth on Schedule A hereto. The Cash Purchase Price may be adjusted as provided for in Section 2.3 hereof.

(b)  All payments of cash pursuant to Section 2.2(a) shall be made in immediately available funds by wire transfer to an account or accounts (the “Cash Purchase Price Accounts”) specified by the Seller Representative at least two (2) Business Days prior to the date such payments are to be made.

2.3  Post-Closing Adjustments.

(a)  Closing Balance Sheet.

                    (i)  Preparation of Closing Balance Sheet. As promptly as practicable, but in any event within seventy-five (75) days after the Closing Date, Madden shall prepare and deliver to the Seller Representative (A) the Closing Balance Sheet, which Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and (B) a calculation of Net Working Capital as of the close of business on the Closing Date based upon the Closing
                 Balance Sheet, which shall explain in reasonable detail such calculation of Net Working Capital.

                            (ii)  Closing Balance Sheet Disputes. The Seller Representative may dispute the amount of the Net Working Capital reflected on the Closing Balance Sheet by sending written notice (a “Dispute Notice”) to Madden within thirty (30) days after Madden’s delivery of the Closing Balance Sheet and Net Working Capital calculation to the Seller Representative (such delivery date, the “Delivery Date”). The Dispute Notice shall identify, in reasonable detail, each disputed item on the Closing Balance Sheet specifying the amount of such dispute. In the event of such a dispute, Madden and the Seller Representative shall attempt in good faith to reconcile their differences
                 (including providing information that is reasonably requested by the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Madden and the Seller Representative, including a revised Closing Balance Sheet (the “Revised Closing Balance
                 Sheet”), reflecting such resolution. If Madden and the Seller Representative are unable to resolve all disputed items within twenty (20) days after the Seller Representative’s delivery of the Dispute Notice to Madden, then Madden and the Seller Representative shall promptly evidence any resolved disputes in a writing signed by Madden and the
                 Seller Representative and submit any remaining disputed items for final binding resolution to the Independent Accounting Firm. If any remaining disputed items are submitted to the Independent Accounting Firm for resolution (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may reasonably request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the
                 Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting
                 Firm, as set forth in a written notice to Madden and the Seller Representative (which written notice shall include a Revised Closing Balance Sheet), shall, subject to the provisions of Section 2.3(a)(iii), be final, binding and conclusive on the parties; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated between Madden and Sellers in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each party (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting
                 Firm.

                            (iii)     Final Closing Balance Sheet. The Closing Balance Sheet, or, if one has been adopted pursuant to Section 2.3(a)(ii), the Revised Closing Balance Sheet,
                 shall be deemed to be final, binding and conclusive on Madden and Sellers (the “Final Closing Balance Sheet” upon the earliest of (A) the failure of the Seller Representative to deliver to Madden the Dispute Notice within thirty (30) days after the Delivery Date; (B) the resolution of all disputes by Madden and the Seller Representative, as evidenced by a Revised Closing Balance Sheet; and (C) the resolution of all disputes by the Independent Accounting Firm, as evidenced by a Revised Closing Balance Sheet.
                 Any adjustment of the Cash Purchase Price based on the Final Closing Balance Sheet, shall be made in accordance with Section 2.3(b) hereof.

(b)  Post-Closing Working Capital Adjustment. Upon the Final Closing Balance Sheet being deemed final, binding and conclusive pursuant to Section 2.3(a)(iii), an adjustment to the Cash Purchase Price shall be made as follows (the “Working Capital Adjustment”):

                            (i)  In the event that the Net Working Capital reflected on the Final Closing Balance Sheet is at a deficit less than five hundred twenty five thousand dollars
         ($525,000), then Madden shall be obligated to pay to Seller on the Adjustment Payment Date the Additional Working Capital Consideration (as defined below) in immediately available funds by wire transfer to an account or accounts specified, in writing, by Seller. The “Additional Working Capital Consideration” means the amount by which the
                 Net Working Capital reflected on the Final Closing Balance Sheet is at a deficit less than five hundred twenty five thousand dollars ($525,000).

                            (ii)      In the event that the Net Working Capital reflected on the Final Closing Balance Sheet is at a deficit in excess of five hundred twenty five thousand dollars ($525,000),then Sellers shall be obligated to pay Madden on the Adjustment Payment Date the Working Capital Refund (as defined below) in immediately available funds by wire transfer to an account specified, in writing, by Madden. The “Working

                 Capital Refund” means the amount by which the Net Working Capital on the Final Closing Balance Sheet is at a deficit in excess of five hundred twenty five thousand dollars
                 ($525,000).

2.4  Earn-Out Payment. Madden shall also pay to Sellers certain payments (collectively, the “Earn-Out Payment”) in an amount, and pursuant to the terms, set forth in the Earn-Out Agreement.

ARTICLE III

Closing

3.1  Closing Date. Subject to the fulfillment or waiver by the beneficiary thereof of the agreements and conditions precedent set forth in Articles IX and X, the closing of the transactions contemplated hereby (the “Closing”) shall be held two (2) Business Days after the satisfaction or waiver of the conditions to closing set forth in Articles IX and X of this Agreement, at 10:00 a.m., prevailing local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, or on such other date or at such other time or place as may be agreed to in writing by Madden and the Seller Representative. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

3.2  Certain Actions at Closing. At the Closing:

(a)  Sellers shall deliver, or cause to be delivered, to Madden certificates representing the Company Interests (as appropriate), accompanied by transfer powers duly endorsed in blank or duly executed instruments of transfer;

(b)  to the extent not previously executed and/or delivered, Sellers shall execute and/or deliver, or cause to be executed and/or delivered to Madden each of the Transaction Documents and any other document, certificate or other instrument required to be executed and/or delivered by Sellers and/or the Company under this Agreement at or prior to the Closing;

(c)  to the extent not previously executed and/or delivered, Madden shall execute and/or deliver to Sellers each of the Transaction Documents and any other document, certificate or other instrument required to be executed and/or delivered by Madden under this Agreement at or prior to the Closing; and

(d)  Sellers shall be liable for and shall pay all stamp, transfer and similar Taxes, direct or indirect, if any, attributable to the transfer of the Company Interests and, in connection therewith, shall affix any necessary transfer stamps to the certificates (or transfer powers) evidencing the Company Interests.

ARTICLE IV

Representations and Warranties of Sellers

Sellers hereby represent and warrant, jointly and severally, to Madden as follows:

4.1  Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company has full power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Copies of the organizational documents (including, as applicable, certificate of formation, articles of organization or operating agreement) of the Company have been delivered to Madden and are true, complete and accurate in all respects. The ownership interest register, ownership interest transfer records, minutes and records of the Company have been made available to Madden and are true, complete and accurate in all respects. The Company has no direct or indirect subsidiaries and does not own any ownership or equity interest in any Person.

4.2  Capitalization.

(a)  The capitalization of the Company is as set forth in Section 2.1 of the Disclosure Schedule. The Company Interests are all of the issued and outstanding ownership interests of the Company, and have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. Each Seller represents that as to himself or herself, he/she owns, beneficially and of record, and has valid and marketable title to, and the right to transfer to Madden, all of the Company Interests set forth opposite such Seller’s name in Section 2.1 of the Disclosure Schedule, free and clear of any and all Encumbrances. At the Closing, Madden will own, and will have valid and marketable title to, all of the issued and outstanding ownership interests of the Company, free and clear of any and all Encumbrances. No Person other than Madden has any written or oral agreement, arrangement, understanding or option for, or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement, understanding or option for, the purchase or acquisition from the Company or any Person of, any ownership interests or other securities of the Company.

(b)  There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued ownership interests or any securities convertible into, exchangeable for or carrying a right or option to purchase ownership interests, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of ownership interests. None of the issued and outstanding ownership interests of the Company have been issued in violation of any rights of any Person or in violation of the registration requirements of any applicable jurisdiction’s securities Laws.

4.3  Authorization. Each Seller has full legal capacity and authority to enter into and carry out such Seller’s obligations under this Agreement and the other applicable Transaction Documents, and to consummate the transactions contemplated hereby and thereby, and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. This Agreement and the Earn-Out Agreement have been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Madden, constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

4.4  No Conflicts. Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and delivery by Sellers or the Company of this Agreement or any of the Transaction Documents to which Sellers or the Company are a party, nor the consummation of the transactions contemplated hereby or thereby, will, with or without notice or lapse of time or both, directly or indirectly, (i) conflict with or violate the organizational documents (including, as applicable, articles of organization, certificate of formation, operating agreement or articles of association) of or resolutions adopted by the directors, members, or equityholders of the Company, (ii) conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, give any Person the right to cancel, terminate or modify, or require the consent or approval of or any notice to or filing with any third party or Governmental Body, (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which Sellers or the Company is a party or by which Sellers or the Company or any of their respective properties or assets are bound, or (y) any Law, order, decree, writ, injunction, or License of any Governmental Body having jurisdiction over Sellers or the Company or any of their respective properties or assets, or (iii) create an Encumbrance on any of the ownership interests or properties or assets of the Company.

4.5  Financial Statements; Undisclosed Liabilities.

(a)  Except as set forth in Section 4.5(a) of the Disclosure Schedule, the Financial Statements (true, complete and accurate copies of which have been previously delivered to Madden) have been prepared from the books and records of the Company in accordance with GAAP throughout the periods covered thereby and fairly present the financial condition of the Company as at the date thereof.

(b)  As of the date of the Balance Sheet, other than those (i) set forth in Section 4.5(b) of the Disclosure Schedule or (ii) which are reflected or reserved against on the Balance Sheet the Company had no liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise). Since the date of the Balance Sheet, the Company (i) has conducted its business in the ordinary course and in a commercially reasonable manner, (ii) has not incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business and in a commercially reasonable manner, which such liabilities are consistent with the representations and warranties contained in this Agreement and (iii) notwithstanding anything to the contrary in clause (i) or (ii) of this sentence and except as set forth in Section 4.5(b) of the Disclosure Schedule, has not incurred any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any

Affiliated Person or made any Affiliate Loans. Since the date of the Balance Sheet, there has been no Material Adverse Effect, and no event has occurred or facts or circumstances exist which would be reasonably likely to result in a Material Adverse Effect.

4.6  Taxes.

(a)  Except as set forth in Section 4.6(a) of the Disclosure Schedule, the Company has timely filed with the appropriate taxing authorities all Returns required to be filed by it (taking into account any extension of time to file). The information on such Returns is complete and accurate. The Company has paid, or, where payment is not yet due, has established an adequate accrual on the Balance Sheet, in accordance with GAAP for the payment of all Taxes (whether or not shown on any Return) due and payable. There are no liens for Taxes (other than for Permitted Encumbrances) upon the properties or assets of the Company.

(b)  Except as set forth in Section 4.6(b) of the Disclosure Schedule, no unpaid and unresolved deficiencies for Taxes have been claimed, proposed or assessed, in each case in writing, by any taxing authority or other Governmental Body with respect to the Company for any Pre-Closing Period, and there are no pending or, to the Knowledge of Sellers or the Company, threatened audits, investigations, claims or assessments for or relating to any liability in respect of Taxes of or with respect to the Company. The Company has not requested any extension of time within which to file any currently unfiled Returns in respect of any Taxes and no waiver or extension of a statutory period of limitations for the assessment of any Taxes is in effect with respect to the Company.

(c)  Except as set forth in Section 4.6(c) of the Disclosure Schedule, (i) the Company has made or will make provision for all Taxes payable by them with respect to any Pre-Closing Period which have not been paid prior to the Closing Date which amounts will be reflected on the Balance Sheet; (ii) the provisions for Taxes with respect to the Company for the Pre-Closing Period (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period; (iii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (iv) all material elections with respect to Taxes affecting the Company as of the date hereof are set forth in Section 4.6(c)(iv) of the Disclosure Schedule; (v) the Company is not subject to the Tax imposed on certain built-in gains under Section 1374 of the Code or the Tax imposed under Section 1375 of the Code or any corresponding provisions of applicable state law; (vi) there are no advance tax rulings in respect of any Tax issued to or pending between or with respect to the Company and any taxing authority or any other written agreements with a Tax authority with regard to any Tax; (vii) the tax year end for the Company is December 31; (viii) the Company is not liable for Taxes of any other Person, and is neither currently under any contractual obligation to or a party to any tax sharing agreement nor any other agreement providing for payments by the Company with respect to Taxes; (ix) the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for income tax purposes; (x) the Company has not granted any Person a power of attorney with respect to Taxes; (xi) the Company has not entered into any sale leaseback or any leveraged lease transaction; (xii) the Company, as of the Closing Date, has not agreed or will be required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) in taxable income for any period after the Closing Date; (xiii) Section 4.6(c)(xiii) of the Disclosure Schedule contains a list of all jurisdictions in which the Company is required to file any Return, and no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not currently file Returns that the Company is or may be subject to taxation by that jurisdiction; (xiv) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person; (xv) the Company is not obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for Federal or state income tax purposes could be affected by the transactions contemplated hereunder; (xvi) the Company has not engaged in any transaction for which its participation is required to be disclosed under Treasury Regulation § 1.6011.4; (xvii) the Company is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of Law; (xviii) the Company has not since its inception been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code; and (xix) the Company has not made an election and is not required to treat any of its assets as owned by another Person for Federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of Law).

4.7  Title to Properties; Absence of Encumbrances.

(a)  Section 4.7(a) of the Disclosure Schedule contains a complete list by address of all real property owned, leased, operated or used by the Company (collectively, the “Real Property”), indicating the nature of the interest of the Company therein (collectively, the “Real Property Interests”). No litigation, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Real Property is pending or to the Knowledge of Sellers of the Company threatened. The Company has furnished to Madden true, complete and accurate copies of all documents relating to the Real Property Interests including, without limitation, all leases, licenses, deeds, evidences of ownership, evidences of possession, amendments, estoppel certificates, subordination, non disturbance and attornment agreements and assignment and/or assumption agreements (collectively, the “Real Property Documents”), including rent rolls and operating expense statements (if applicable). There are no oral agreements with respect to any Real Property Interest. No Real Property Document requires that the consent or approval of any third party be obtained in order to consummate the transactions contemplated by this Agreement, nor do such transactions violate any Real Property Document or cause the Company to be in default under any Real Property Document. Neither Sellers nor the Company have given or received any notice of any notice of default under any Real Property Document, and neither Sellers nor the Company are in default thereunder. No option to extend, renew, surrender, terminate or purchase arising under any Real Property Document has been exercised. No guaranty or other undertaking with respect to the performance of any obligation arising under any Real Property Document has been delivered by the Company. All service, management, leasing and other similar agreements with respect to any Real Property Interest are terminable upon no more than thirty (30) days’ prior notice.

(b)  Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has good, marketable and insurable (in the case of Real Property Interests) title to all of the properties and assets, real and personal, tangible and intangible, it owns or purports to own, including those reflected on its books and records and on the Balance Sheet (except those sold or disposed of subsequent to the date thereof in the ordinary course of business and in a commercially reasonable manner), free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has a valid and enforceable fee, leasehold, license or other interest in all of the other properties and assets, real or personal, tangible or intangible, which are used in the operation of the business of the Company, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Section 4.7(b) of the Disclosure Schedule, none of the properties or assets owned, leased, operated or used by the Company is subject to any lease, sublease, license sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof and no leasehold interest of the Company is proposed to be surrendered or terminated.

(c)  “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company.

(d)  With respect to each lease of Real Property, except as set forth in Section 4.7(d) of the Disclosure Schedule: (i) all base rents, percentage rents (if owing in accordance with the terms of the applicable lease) and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the lease, and (iv) all of the covenants to be performed by any other party under the lease have been fully performed. Section 4.7(a) of the Disclosure Schedule contains a list of all of the leases of Real Property setting out, in respect of each such lease, a description of the leased premises by shopping centre or location. Section 4.7(d) of the Disclosure Schedule identifies the leases of Real Property that contain rent escalation provisions which may be triggered as a result of the change of control of the Company as tenant thereunder. The present use of each lease of Real Property is permitted under the terms of such lease.

4.8  Intellectual Property.

(a)  Except as set forth in Section 4.8(a) of the Disclosure Schedule, the Company owns, or has the valid right to use or license, all Intellectual Property Rights as used in the Company’s business as presently conducted and as it is expected to be conducted as of the Closing (such Intellectual Property Rights hereinafter referred to as the “Company IP Rights”). The Company IP Rights are sufficient to conduct the Company’s business.

(b)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP Rights (the “Company IP Rights

Agreements”), (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Rights, or (iii) impair the right of the Company or, after the Closing, Madden, to own, use or license any Company IP Rights or portion thereof on the same terms as applied to Sellers prior to the Closing Date.

(c)  Except as set forth in Section 4.8(c) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the use by the Company of any Company IP Rights.

(d)  Except as set forth in Section 4.8(d) of the Disclosure Schedule, (i) the conduct of the business of the Company as presently conducted, does not and will not violate or infringe any Intellectual Property Rights of any other Person, and (ii) there is no pending or, to the Knowledge of Sellers and the Company, threatened claim or litigation contesting the validity, ownership, registrability, right to use or right to license any Company IP Rights, nor is there any valid or reasonable basis for any such claim, nor has the Company or any Seller received any notice asserting that any Company IP Rights or the proposed use, registration or license thereof infringes or otherwise violates, or will infringe or otherwise violate the rights of such Person.

(e)  Except as set forth in Section 4.8(e)(i) of the Disclosure Schedule, the Company has taken all reasonable and practicable steps to safeguard and maintain the secrecy and confidentiality of its trade secrets. Sellers have delivered to Madden true, complete and accurate copies of all agreements that any directors, officers, employees, contractors or consultants of the Company have executed regarding (i) the protection of proprietary information, and (ii) the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such persons. Except as set forth in Section 4.8(e)(ii) of the Disclosure Schedule, no current or prior directors, officers, employees, consultants or contractors of the Company claim or have a right to claim an ownership interest in any Company IP Rights.

(f)  Section 4.8(f) of the Disclosure Schedule separately lists (i) all licenses and other agreements under which the Company or any Person granted rights by the Company uses any Company IP Rights, and (ii) all licenses and other agreements under which the Company or any Person granted rights by the Company uses any Intellectual Property of any other Person. All such licenses and other agreements are valid, enforceable, in full force and effect, and without breach and will continue to be so without change in any provision or term thereof after the Closing.

(g)  Except as set forth in Section 4.8(g) of the Disclosure Schedule, neither Sellers, nor the Company has (i) sent any notice, made any claim, or filed any action asserting that any Person’s use of, or application for, any Intellectual Property Rights infringes upon or otherwise violates any Company IP Rights, and (ii) no Person is infringing upon or otherwise violating any Company IP Rights, or has filed to register any Intellectual Property Rights which, if used by any third party, would infringe upon or otherwise violate the Company IP Rights.

(h)  Section 4.8(h) of the Disclosure Schedule sets forth a list of all patents, trademarks, service marks, trade dress, copyrights, slogans, trade names, and internet domain names comprising the Company IP Rights, including without limitation all registrations and applications for any of the foregoing owned, licensed, used or filed by or on behalf of the Company anywhere in the world. For each trademark listed in Section 4.8(h) of the Disclosure Schedule, identify the trademark, the jurisdiction, the registration/application number, the registrant/applicant, the class of goods/services, the status (including any rejections and the basis therefore), and the principal terms of any license governing any such trademark. All applications, registrations and licenses listed in Section 4.8(h) of the Disclosure Schedule, unless otherwise indicated, are in full force and effect and have not been cancelled, expired, rejected or abandoned. Except as set forth in Section 4.8(d) of the Disclosure Schedule, there is no pending, existing or, to the Knowledge of Sellers and the Company, threatened opposition, interference, cancellation, proceeding or other legal or governmental proceeding before any court or Governmental Body against or involving the applications or registrations listed in Section 4.8(h) of the Disclosure Schedule.

4.9  Contracts and Agreements.

(a)  Section 4.9(a) of the Disclosure Schedule sets forth a true, complete and accurate list of each of the following contracts, agreements, arrangements, instruments or understandings, whether oral or written, to which the Company is a party or by which the Company or its assets or properties are bound, except for purchase orders entered into by the Company with customers, contractors, manufactures and suppliers in the ordinary course of business and on forms previously supplied to Madden (collectively, the “Contracts”):

(i)  each employment or other similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of the Company;

(ii)     each management, consulting, subcontractor, retainer or other similar type of agreement under which services are provided by any Person to the
                 Company in excess of $25,000 per annum or $50,000 in the aggregate;

(iii)    each other agreement or commitment for services and supplies provided by any other Person to the Company with a term of more than one (1) year or requiring payments of more than $25,000 per annum or $50,000 in the aggregate;

                    (iv)    each agreement or commitment for the supply of products or services by the Company to any other Person with a term of more than one (1) year (other than those that are terminable upon not more than thirty (30) days’ notice by the Company without penalty) or involving payments of more than $25,000 per annum or $50,000 in the aggregate;

                            (v)     each agreement that restricts in any manner the operation of the business of the Company as presently conducted, including each agreement that restricts the ability of the Company to conduct business in any geographic or product market, buy or sell particular goods or services, buy or sell goods or services from any other Person or solicit customers, employees or other service providers;

                            (vi)    each agreement with an Affiliated Person, or, to the Knowledge of Sellers and the Company, with any entity which an officer or director of the Company holds an interest;

                                            (vii)   each lease (as lessor, lessee, sublessor or sublessee) of any real property;

                                           (viii)   each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property requiring payment during its term or any extension or renewal thereof in excess of $25,000;

                    (ix)     each license (as licensor, licensee, sublicensor or sublicensee) of any Intellectual Property Rights (other than licenses of commercially available,
                 “packaged, off the shelf,” shrink-wrap or click-through computer software);

(x)      each agreement under which any money has been or may be borrowed or loaned, or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been  issued or assumed, and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person;

                                            (xi)     each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease;

                            (xii)    each partnership, joint venture or similar agreement;

                           (xiii)    each agreement relating to ownership interests (or other securities, as applicable) of the Company, including operating agreements, member- or stockholder agreements, voting agreements, and any agreements granting preferential rights to acquire ownership interests (or other securities, as applicable) of the Company or containing restrictions with respect to the payment of dividends or other distributions in respect of the ownership interests or other securities of the Company;

                                           (xiv)    each agreement or commitment to make unpaid capital expenditures in excess of $25,000;

                                           (xv)     each agreement containing a change of control provision;

                                           (xvi)    each agreement or other arrangement providing for the development of software for, or license of software (other than off-the-shelf, shrink-wrap, or click-
                 through software applications) or Intellectual Property Rights to, the Company, which software or Intellectual Property Rights are used or incorporated in any of the Company
                 Products, including rights of publicity;

                                           (xvii)   each agreement with respect to any Company IP Rights;

                                           (xviii)  each agreement or arrangement with respect to advertising (including co-op advertising) for the Company or any of its services;

                                            (xix)   each agreement that obligates the Company to indemnify a third party; and

                                            (xx)    each other agreement (or group of agreements) having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable upon not more than thirty (30) days’ notice by the Company without penalty), or requiring aggregate payments by the Company in excess of $25,000 per year or the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect.

Complete copies of all written (and summaries of all oral) Contracts required to be disclosed pursuant to this Section 4.9(a) have been previously delivered to Madden.

(b)  The Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. Except as set forth in Section 4.9(b) of the Disclosure Schedule, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts, and, to the Knowledge of Sellers and the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts.

4.10     Insurance. All insurance policies currently maintained by the Company, under which the Company is insured are accurately listed in Section 4.10 of the Disclosure Schedule and complete copies of such policies have been previously delivered to Madden. Each such insurance policy is in full force and effect (and to the Knowledge of Sellers and the Company, free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the term of such policy) and all premiums due and payable in respect thereof have been paid. There are no pending claims with respect to the Company or its properties or assets under any such insurance policy. The Company has not received notice of cancellation or non-renewal of any such policy. The transactions contemplated by this Agreement will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

4.11     Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, and except with respect to environmental matters (which are addressed in Section 4.16 of this Agreement), there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding pending or, to the Knowledge of Sellers and the Company, threatened against any Seller, the Company or any of their properties or assets, or any director, officer or employee of the Company, in his or her capacity as such, and the Company is not identified as a party subject to any restrictions or limitations under any judgment, order or decree of any Governmental Body.

4.12     Condition and Sufficiency of Assets. The properties and assets owned, leased, operated or used by the Company in the conduct or operation of its business are in good operating condition and repair and are suitable for the purposes for which they are used and are all of the properties and assets necessary for the conduct and operation of the business of the Company as currently conducted. The Company is the sole owners of all material properties and assets, including trademarks, utilized in the conduct or operation of the business of the Company, except for properties and assets leased or licensed to the Company pursuant to Contracts listed in Section 4.9(a) of the Disclosure Schedule, to which the Company has a valid lease or license.

4.13     Compliance with Law; Licenses.

(a)  Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with all applicable Laws, orders and decrees governing the conduct or operation of its business, and with all of its Licenses. Neither Sellers nor the Company has received any notice of any violation of any such Law, order, decree or License, and to the Knowledge of Sellers and the Company, no such violation has been threatened.

(b)  All material governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, “Licenses”) of the Company, are listed in Section 4.13(b) of the Disclosure Schedule. Such Licenses are all of the material Licenses necessary for the Company’s ownership and operation of its properties and assets, manufacturing, marketing, sale and distribution of the Company Products by the Company and the conduct and operation of its business. All such Licenses are in full force and effect; and no proceeding is pending or, to the Knowledge of Sellers and the Company, threatened, seeking the revocation or limitation of any such License. To the Knowledge of Sellers and the Company, there exists no state of facts which could cause any Governmental Body to limit, revoke or fail to renew any License related to or in connection with any business as currently conducted or operated by the Company.

4.14     Employees.

(a)  Section 4.14(a) of the Disclosure Schedule sets forth, as of April 30, 2007, the total number of employees of the Company and indicates the jurisdiction in which each such employee is employed. The Company generally has good relationships with its employees.

(b)  Except as set forth in Section 4.14(b) of the Disclosure Schedule, the Company (i) is and has been in compliance with all applicable Laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code or other similar law) of the Company, workplace practices, and terms and conditions of employment with the Company or retention by the Company, including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, human rights, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, termination of employment or wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and (ii) has timely prepared and filed all appropriate forms (including U.S. Immigration and Naturalization Service Form I-9) required by any relevant Law or Governmental Body. The Company is not engaged in any unfair labor practice.

(c)  Other than as set forth on Section 4.14(c) of the Disclosure Schedule, no collective bargaining agreement with respect to the business of the Company is currently in effect or, to the Knowledge of Sellers and the Company, being negotiated.  The Company has no obligation to negotiate any other collective bargaining agreement, and, to the Knowledge of Sellers and the Company, no employees of the Company that are not already so covered desire to be covered by a collective bargaining agreement and  there are no threatened or pending union organizing efforts in connection therewith.

(d)  No strike, slowdown or work stoppage is occurring or has occurred since the inception of the Company nor, to the Knowledge of Sellers and the Company, is threatened or has been threatened within the last year, with respect to the employees of the Company.

(e)  There is no representation or certification claim or petition pending before any labor agency or board (including the U.S. National Labor Relations Board) of which the Company or any Seller has been notified and, to the Knowledge of Sellers and the Company, no question concerning representation has been raised or threatened respecting the employees of the Company.  No union or employee bargaining agency has applied or threatened to apply to any labor agency or board to have the Company declared a common, related or successor employer pursuant to any applicable Laws.

(f)  Except as set forth in Section 4.14(f) of the Disclosure Schedule, no notice has been received by the Company or any Seller of any complaint or proceeding filed against the Company claiming that the Company has or may have violated any applicable employment standards, human rights or other labor legislation or employment Laws, or of any complaints or proceedings of any kind involving the Company or, to the Knowledge of Sellers and the Company, against any of the employees of the Company or threatened to be filed against the Company before any agency, labor relations board or Governmental Body (including, but not limited to, the U.S. National Labor Relations Board and U.S. Equal Employment Opportunity Commission).  No notice has been received by the Company or any Seller of the intent of any agency or other Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company, and no such investigation is in progress.

(g)  There are no outstanding orders or charges against the Company under any occupational health or safety legislation and, to the Knowledge of Sellers and the Company, none have been threatened.  All material levies, assessments, penalties, fines, liens and surcharges made against the Company pursuant to all applicable workers compensation legislation as of the date of the Balance Sheet have been paid or have been reserved for or accrued on the Balance Sheet by the Company and the Company has not as of the Closing Date, been reassessed under any such legislation and there are no claims or potential claims which may adversely affect the accident cost experience of the Company.  To the Knowledge of Sellers and the Company, no audit of the Company is being performed or threatened pursuant to any workers’ compensation legislation.  There have been no material levies, assessments or penalties imposed or, to the Knowledge of Sellers and the Company, threatened against the Company since the date of the Balance Sheet.

(h)  A schedule has been delivered to Madden setting forth a true, complete and accurate list, as of April 30, 2007, of all of the employees, officers, independent contractors and consultants of the Company, and with respect to each such employee, officer, independent contractor and consultant:  (i) the total compensation (including, without limitation, salary, bonuses, incentive compensation, fees or other remuneration) received by such individual in the immediately preceding fiscal year of the Company, (ii) such individual’s current compensation, (iii) such individual’s current title, (iv) the number of years of continuous service of such employee or officer and the period of service of such independent contractor or consultant with the Company, and (v) outstanding loans to such individuals.  Amounts have been withheld by the Company from its employees for all periods in compliance with applicable law.  Federal, state, local and foreign returns, as required by applicable law, have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security, employment insurance and unemployment taxes and employer health taxes or premiums and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of the failure by the Company to file such returns when due and pay when due the amounts shown thereon to be due.  Section 4.14(h) of the Disclosure Schedule accurately sets forth a complete and correct list of all employment, management, consulting or other agreements with any Persons retained by the Company as employees, “leased employees” (within the meaning of Section 414(n) or (o) of the Code or other similar Law), management or other independent consultants, sales representatives, sales or commission agents and distributors, true, complete and accurate copies of which have been delivered to Madden.

(i)        Section 4.14(i) of the Disclosure Schedule accurately sets forth all severance or continuing payment obligations (either as part of a plan or otherwise) of the Company, as well as all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 4.15 hereof) which are due or claimed in writing to be due from the Company to any Person whose employment with the Company was terminated.  The consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to each director, officer, employee, independent contractor and consultant of the Company, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any Employee Benefit Plan or agreement, (B) any increase in the amount of compensation, benefits or fees payable to any such individual or (C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any such individual.

(j)        Section 4.14(j) of the Disclosure Schedule accurately sets forth all accrued, but unused, vacation time of all employees of the Company as of April 30, 2007 and the policies of the Company with respect thereto.  All amounts due for all salary, wages, bonuses, commissions, vacation with pay and other benefits have either been paid or are accurately reflected on the Balance Sheet.

(k)  Except as set forth in Section 4.14(h) of the Disclosure Schedule, each employee of the Company is employed on an at-will basis and the Company has no any written or oral agreements with any employees which would interfere with the ability to discharge such employees. To the Knowledge of Sellers and the Company, no key employee and no group of employees of the Company has any plans to terminate or modify their status as an employee or employees of the Company (including upon consummation of the transactions contemplated hereby).

(l)        Neither any Seller nor the Company has promised, made any written or oral statements or representations or distributed any written material to, any employees, directors, officers, consultants, independent contractors, agents, representatives or other personnel of the Company regarding continued (x) employment or terms of employment, (y) continued engagement, or (z) continued receipt of any particular benefit, with or from the Company subsequent to the date hereof or the Closing Date.

4.15     Employee Benefit Plans.

(a)  Section 4.15(a) of the Disclosure Schedule lists all Employee Benefit Plans.  “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), all similar plans maintained outside the United States and not required by applicable Law (a “Non-U.S. Plan”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA Affiliate, which are now, or within the last six (6) years were, maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, including but not limited to any obligation to contribute, including all employee pension, profit-sharing, savings, retirement, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, life, accident or other insurance, stock purchase, stock option, stock appreciation right, phantom stock, restricted stock or other equity-based compensation plans, and any other plans, policies, programs, practices or arrangements.  “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is or could reasonably be expected to be deemed to be a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code.

(b)  Section 4.15(b) of the Disclosure Schedule sets forth each employment agreement, contract or Employee Benefit Plan that is subject to Section 409A of the Code and any such Employee Benefit Plan has been operated in good faith compliance with available treasury guidance since January 1, 2005.

(c)  The Company has delivered to Madden true, complete and accurate copies of (i) any employment or severance agreements and any procedures and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company (including written summaries of any procedures and policies that are unwritten), (ii) plan texts, instruments and amendments thereto (including written summaries of any unwritten plan or amendment) for all Employee Benefit Plans and related trust agreements, insurance and other contracts (including policies), summary plan descriptions, and summaries of material modifications and material communications distributed to the participants of each Employee Benefit Plan (and written summaries of any other communications that were not written), and (iii) forms or written communications explaining employee and related beneficiaries rights under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), or certifying group health insurance coverage pursuant to Part 7 of Subtitle B of Title I of ERISA and Chapter 100 of the Code (“HIPAA”).

(d)  Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to, a “pension plan” within the meaning of Section 3(2) of ERISA.

(e)  The Company has never maintained an Employee Benefit Plan that is a severance plan or program.

(f)        No event has occurred in connection with which the Company or any Employee Benefit Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or governmental order applicable to any Employee Benefit Plan.  Neither the Company nor any ERISA Affiliate has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any Law.

(g)  Each Employee Benefit Plan may, by its terms, be amended or terminated at any time, and no additional liabilities to the Company or to such plan will arise on account of any such termination (including, but not limited to, retrospective premium adjustments or early cancellation penalties).

(h)  There are no actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and there are no facts that could give rise to any such actions, claims, lawsuits or arbitrations.

(i)        Each Employee Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured.

(j)        No Employee Benefit Plan provides for post-retirement medical, health, life or death benefits (through insurance or otherwise) or provides for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by COBRA or any other similar law.  There has been no communication to any person providing services to the Company that that could reasonably be expected to promise or grant any such person any retiree health or life insurance or any retiree death benefits, except as required by COBRA or any other similar law.

(k)  All notices, filings and disclosures required by ERISA and the Code (including COBRA notices and the provision of summary plan descriptions) have been timely made.

(l)        The Company has not proposed, announced or agreed to create any additional Employee Benefit Plans or to amend or modify any Employee Benefit Plan in a manner that would (i) cause an increase in benefits under such Employee Benefit Plan, (ii) cause the creation of new benefits or (iii) change any employee coverage that would cause an increase in the expense of maintaining such Plan.

(m)      The consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not result in (i) any payment (including,

without limitation, severance, unemployment compensation, bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company, or (iv) any “parachute payment” under Section 280G of the Code, whether or not such amount may be considered reasonable compensation for personal services rendered.

(n)  There are no pending or threatened investigations by any Governmental Body involving or relating to any Employee Benefit Plan or pending claims (except for routine claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against any Employee Benefit Plan, the Company, any Seller, the trustees of any Seller, or any fiduciary or trustee of any Employee Benefit Plan, nor, to the Knowledge of Sellers and the Company, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding.

(o)  No condition exists as a result of which the Company could have any material liability, whether actual or contingent, including any obligation under any Employee Benefit Plan, as a result of or arising out of any misclassification of any person performing services for the Company as an independent contractor or the employee of a third party rather than as an employee of the Company.

(p)  Section 4.15(p) of the Disclosure Schedule sets forth annual costs for the last calendar year associated with the maintenance of each Employee Benefit Plan, including, without limitation, annual premiums and contributions.

(q)  Section 4.15(q) of the Disclosure Schedule sets forth a true, complete and accurate list of (i) all agreements with consultants obligating the Company to make annual cash payments in an amount exceeding $25,000; and (ii) all agreements with respect to the services of “leased employees” (within the meaning of Section 414(n) or (o) of the Code) whether or not such “leased employees” participate in any of the Employee Benefit Plans.  No individual performs services for the Company as an employee of a third party, including any “leased employee.”

(r)        No Employee Benefit Plan that is not a Non-U.S. Plan covers any non-U.S. employees.

4.16     Environmental Matters.

(a)  Except as set forth in Section 4.16 of the Disclosure Schedule:

(i)  the Company is in material compliance with all applicable Environmental Laws;

                                    (ii)     the Company possess all Environmental Permits that are required for the lawful operation of the business and each such Environmental Permit is in full force and effect and the Company is in compliance with such Environmental Permits and no proceeding is pending or to the Knowledge of Sellers and the Company threatened and no grounds exist to revoke, suspend, modify or limit any such Environmental Permit;

                                    (iii)     neither any Seller nor the Company has received any oral or written notice with respect to the business of, or any property currently or formerly owned or leased by the Company from any Governmental Body or Person alleging that the Company is in violation of any Environmental Law;

                                    (iv)     neither any Seller nor the Company has received any oral or written notice from any Governmental Body or Person that it is or may be required to conduct any Remedial Action as a result of the operation of its business, or on any property currently or formerly owned or leased by the Company;

                                    (v)      there has been no Release of a Hazardous Material at or from any real property currently or formerly owned or leased by the Company that would subject the Company to liability under any Environmental Law, nor has any Seller or the Company received written notice that it is a potentially responsible party under any Environmental Law; and

                                    (vi)     the Company has not managed, handled, generated, manufactured, refined, recycled, discharged, emitted, buried, processed, produced, reclaimed, stored, treated, transported, or disposed of any Hazardous Substance, except in compliance with all Environmental Laws.

(b)  Sellers have provided Madden with all environmental audits or assessments in the possession of the Company relating to the business of, or any property owned or leased by, the Company.

4.17     Bank Accounts and Powers of Attorney.  Section 4.17 of the Disclosure Schedule sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto.  Except as set forth in Section 4.17 of the Disclosure Schedule, no Person holds any power of attorney from the Company.

4.18     Absence of Certain Changes.  Since the date of the Balance Sheet, the Company has operated its business in the ordinary course and has maintained its relationships with customers, vendors, suppliers, employees, agents and others in a commercially reasonable manner, and there has not occurred any event, development or change which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence and except as set forth in Section 4.18 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has not:

                                    (i)  amended or otherwise modified its organizational documents (including, as applicable, its articles or organization, certificate of formation, operating agreement or articles of association) or altered, through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

                                    (ii)      issued or sold, or authorized for issuance or sale, or granted any options or made other agreements, arrangements or understandings of the type referred to in Section 4.2(b)
                 with respect to any of its ownership interests or any other of its securities or altered any term of any of its outstanding ownership interests (or other securities) or made any change in its outstanding ownership interests or other securities or its capitalization, whether by reason of a reclassification, recapitalization, stock or interest split or combination, exchange or readjustment of interests or shares, dividend or otherwise;

                                            (iii)     mortgaged, pledged or granted any security interest in any of its assets, except Permitted Encumbrances and security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales contracts and capital leases, there exists an aggregate future liability not in excess of $25,000 per contract or lease (which amount was not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

                                    (iv)    declared, set aside, made or paid any dividend or other distribution to any holder with respect to its ownership interests or other securities;

                                    (v)     redeemed, purchased or otherwise acquired, directly or indirectly, any of its ownership interests or other securities;

                                    (vi)    increased the compensation of any of its non-executive employees, except in the ordinary course of business and in a commercially reasonable manner, or increased the compensation of any of its executive officers;

                                    (vii)   adopted or, except as required by Law, amended, any Employee Benefit Plan;

                                    (viii)  extended, terminated or modified any Contract, permitted any renewal notice period or option period to lapse with respect to any Contract or received any written notice of termination of any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

                                    (ix)     incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business and in a commercially reasonable manner;

                                    (x)      incurred any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliated Person, or made any Affiliate Loans;

                                    (xi)     discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied during such period in accordance with their original terms;

                                    (xii)    paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities shown on the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business and in a commercially reasonable manner;

                                    (xiii)   sold, transferred, leased to others or otherwise disposed of any assets having a fair market value in excess of $25,000, except sales of inventory in the ordinary course of business and dispositions of obsolete assets no longer used or useful in the business of the Company, in each case in the ordinary course of business and in a commercially reasonable manner;

                                    (xiv)   cancelled, waived or compromised any debt or claim;

                                    (xv)    suffered any damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance) which has had or would reasonably be likely to have a Material Adverse Effect;

                                    (xvi)   lost the employment services of any employee whose annual salary exceeded $25,000;

                                    (xvii)  made any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business and in a commercially reasonable manner;

                                   (xviii)  purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise or Person;

                                    (xix)   made any capital expenditures or capital additions or betterments in amounts which exceeded $25,000, in the aggregate;

                                    (xx)    changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP;

                                    (xxi)   instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body relating to it or any of its properties or assets;

                                    (xxii)  made any settlements or new elections or changed any current elections with respect to its Taxes;

                                   (xxiii)  entered into any transaction with any Affiliated Person not otherwise disclosed in the Disclosure Schedule;

                                   (xxiv)  entered into any agreements, commitments or contracts, except those made in the ordinary course of business and in a commercially reasonable manner; or

                                    (xxv)  entered into any agreement or commitment to do any of the foregoing.

4.19    Books and Records.  The books and records of the Company with respect to the Company, its operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving the Company have been accurately accounted for.

4.20    Transactions with Affiliated Persons.

(a)  Except (i) for employment relationships otherwise disclosed pursuant to this Agreement between employees and the Company, (ii) for remuneration by the Company for services rendered as a director, officer or employee of the Company, or (iii) as set forth in Section 4.20(a) of the Disclosure Schedule, (A) the Company does not, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any Affiliated Person; (B) the Company does not owe any amount to any Affiliated Person; (C) no Affiliated Person owes any amount to the Company; and (D) no part of the property or assets of any Affiliated Person is used by the Company in the conduct or operation of the business of the Company.

(b)  Except as set forth in Section 4.20(b) of the Disclosure Schedule, the Company has no outstanding any Affiliate Loans.

4.21    Absence of Certain Business Practices.  Neither Sellers, the Company, nor any of their directors or officers, nor to the Knowledge of Sellers and the Company, any of the employees or agents of the Company or any of their respective shareholders, directors, officers, employees or agents, have directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliated Person, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company.

4.22     Brokers and Finders.  Except as set forth in Section 4.22 of the Disclosure Schedule, no broker, finder or investment advisor has been engaged by Sellers or the Company in connection with the transactions contemplated by this Agreement.  Sellers (and not the Company) shall be responsible for and shall pay all fees, commissions and costs of any such broker, finder or investment advisor.

4.23     Restrictions on Business Activities.  Except as set forth in Section 4.23 of the Disclosure Schedule, there is no judgment, injunction, order or decree binding upon the Company or any Seller or, to the Knowledge of Sellers and the Company, threatened, that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company as currently conducted or any business practice of the Company, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers, in each case either individually or in the aggregate.

4.24     Payables.  Except as set forth in Section 4.24 of the Disclosure Schedule, all accounts payable of the Company  have arisen in the ordinary course of business.  All items which are required by GAAP to be reflected as payables on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP and in a commercially reasonable manner.  There has been no material adverse change since April 30, 2007 in the amount or delinquency of accounts payable of the Company.

4.25     Receivables.  Except as set forth in Section 4.25 of the Disclosure Schedule, all accounts receivable of the Company  have arisen in the ordinary course of business, represent valid obligations to the Company arising from bona fide transactions, and are not subject to claims, set-off, or other defenses or counterclaims.  All items which are required by GAAP to be reflected as receivables on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP and in a commercially reasonable manner.

4.26     Business Relations.  Other than as set forth in Section 4.26 of the Disclosure Schedule, (i) the Company is not required to provide any bonding or any other financial security arrangements in connection with any transaction with any customer or supplier, (ii) since April 30, 2007, neither any Seller nor the Company has received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of any materials or products used in the Company’s business, nor do any of them have reason to believe that any such disruption will occur in connection with the business of the Company, other than as set forth in Section 4.26 of the Disclosure Schedule.  Other than as set forth in Section 4.26 of the Disclosure Schedule, there are no sole source suppliers of goods, equipment or services used by the Company (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

4.27     Disclosure.  No representation or warranty by Sellers contained in this Agreement or any Transaction Document or any statement or certificate furnished by Sellers to Madden or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.  There is no fact (other than matters of a general economic or political nature which do not affect the Company’s business uniquely) known to Sellers which might reasonably be expected to have a Material Adverse Effect.

ARTICLE V

Representations and Warranties of Madden

Madden represents and warrants to Sellers as follows:

5.1  Organization and Good Standing.  Madden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and carry out its obligations under this Agreement.

5.2  Authorization.  The execution and delivery by Madden of this Agreement and the other Transaction Documents to which Madden is a party have been duly authorized by all necessary corporate action required on the part of Madden.  This Agreement and the other Transaction Documents to which Madden is a party have been duly executed and delivered by Madden and, assuming due authorization, execution and delivery by Sellers and/or the Company, as applicable, constitute legal, valid and binding obligations of Madden, enforceable against Madden in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

5.3  No Conflicts; Consents.  Neither the execution and delivery by Madden of this Agreement nor any of the Transaction Documents to which Madden is a party nor the consummation by Madden of the transactions contemplated hereby or thereby will (i) conflict with or violate the charter or by-laws of Madden, or (ii) conflict with, violate, result in the breach of any term of, constitute a default under or require the consent or approval of or any notice to or filing with any Person under, any note, mortgage, deed of trust or other agreement or instrument to which Madden is a party or by which Madden is bound, or any Law, decree, writ or injunction of any Governmental Body having jurisdiction over Madden, except with respect to clause (ii) where such conflict, violation, breach or default, or the failure to obtain such consent or approval, give such notice or make such filing, would not materially adversely impair the ability of Madden to consummate the transactions contemplated hereby.

5.4  Litigation.  No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or, to the Knowledge of Madden, threatened against Madden, or any director, officer or employee of Madden in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

5.5  Brokers and Finders.  Except as set forth in Section 5.5 of the Madden Disclosure Schedule, no broker, finder or financial advisor has been engaged by Madden in connection with the transactions contemplated by this Agreement.  Madden shall be responsible for and shall pay all fees, commissions and costs of any such broker, finder or financial advisor.

5.6  Investment Intent.  Madden is acquiring all of the Company Interests for its own account and for investment purposes and not with a view to the sale or other distribution of any of the Company Interests.

5.7  Sufficient Funds.  At the Closing, Madden will have all funds necessary and sufficient to enable Madden to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

ARTICLE VI

Covenants of Sellers

Sellers hereby covenant and agree as follows:

6.1  Ordinary Course.  From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedule, Sellers will (a) cause the Company  to (i) maintain its existence in good standing, (ii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and customers, (iii) maintain the lines of business of the Company, and (iv) in all respects conduct its business in the usual and ordinary course and in a commercially reasonable manner, without a material change in current operational policies, and (b) permit Madden, its accountants, its legal counsel and its other representatives reasonable access to the management, accountants, legal counsel, minute books and stock or interest transfer records, other books and records, contracts, agreements, properties and operations of the Company at all reasonable times upon reasonable notice, subject, in each case to the restrictions set forth in Section 6.2.

6.2  Conduct of Business.  From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Section 6.2 of the Disclosure Schedule, Sellers will cause the Company not to do any of the following without the prior written consent of Madden (either individually or in the aggregate):

(i)  amend or otherwise modify its organizational documents (including, as applicable, articles of organization, certificate of formation, operating agreement or articles of association)
                 or alter, through merger, liquidation, reorganization, restructuring or in any other fashion, its structure or ownership;

                                            (ii)      other than pursuant to Section 2.1, issue or sell, or authorize for issuance or sale, or grant any options or make other agreements, arrangements or understandings of the type referred to in Section 4.2(b) with respect to any of its ownership interests or any other of its securities, or alter any term of any of its outstanding ownership interests (or other securities) or make any change in its outstanding ownership interests or other securities or its capitalization, whether by reason of a reclassification, recapitalization, stock or interest split or combination, exchange or readjustment of interests or shares, dividend or otherwise;

                    (iii)     mortgage, pledge or grant any security interest in any of its assets, except (A) Permitted Encumbrances and (B) security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales contracts and capital leases, there exists an aggregate future liability not in excess of $25,000 per contract or lease (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

                                            (iv)    declare, set aside, make or pay any dividend or other distribution to any holder with respect to its ownership interests or other securities;

                                            (v)     redeem, purchase or otherwise acquire, directly or indirectly, any of its ownership interests or other securities;

                                            (vi)    increase the compensation of any of its non-executive employees, except in the ordinary course of business and in a commercially reasonable manner, or increase the compensation of any of its executive officers;

                                            (vii)   adopt or, except as otherwise required by Law, amend, any Employee Benefit Plan or enter into any collective bargaining agreement;

                                           (viii)   extend, terminate or modify any Contract or permit any renewal notice period or option period to lapse with respect to any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

                                           (ix)      incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

                                            (x)  incur any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliated Person, or make any Affiliate Loans;

                                            (xi)     discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

                                            (xii)    pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities shown on the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business and in a commercially reasonable manner;

                                           (xiii)    sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in excess of $25,000, except sales of inventory and dispositions of obsolete assets no longer used or useful in its business, in each case in the ordinary course of business and in a commercially reasonable manner;

                                            (xiv)   cancel, waive or compromise any debt or claim;

                                            (xv)    make any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business and in a commercially reasonable manner;

                                            (xvi)   purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise or Person;

                                           (xvii)   make any capital expenditures or capital additions or betterments in amounts which exceed $25,000 in the aggregate;

                                          (xviii)   change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process, inventory and accounts receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP;

                                           (xix)     institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body relating to it or any of its properties or assets;

                                           (xx)      make any settlements or new elections, or change any current elections, with respect to its Taxes;

                                            (xxi)    (a) enter into any agreements, commitments or contracts for any Real Property leases, (b) terminate or close any facility or operation, or (c) surrender or diminish any leasehold interest of the Company in any Real Property Interest;

                                           (xxii)    enter into any transaction with any Affiliated Person;

                                           (xxiii)   enter into any other agreements, commitments or contracts, except those made in the ordinary course of business and in a commercially reasonable manner; or

                                           (xxiv)   enter into any agreement or commitment to do any of the foregoing.

6.3  Certain Filings.  Sellers agree to make or cause to be made all filings with Governmental Bodies that are required to be made by Sellers or by the Company to carry out the transactions contemplated by this Agreement.  Sellers agree to assist, and to cause the Company to assist Madden in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which may be reasonably required or which Madden may reasonably request in connection with the consummation of the transactions contemplated hereby.

6.4  Consents and Approvals.  Sellers agree to use their good faith commercially reasonable efforts to obtain, or to cause the Company to obtain, as promptly as practicable, but not later than the Closing in any event, all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

6.5  Efforts to Satisfy Conditions.  Sellers agree to use their good faith commercially reasonable efforts to satisfy the conditions set forth in Article IX.

6.6  Further Assurances.  Sellers agree to execute and deliver, and to cause the Company to execute and deliver, such additional documents and instruments, and to perform such additional acts as Madden may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and to effectuate the intent and purposes hereof.

6.7  Notification of Certain Matters.  Promptly after obtaining knowledge thereof, Sellers shall notify Madden in writing of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any covenant, condition or agreement of Sellers in this Agreement not to be complied with or satisfied in any material respect, and (b) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Sellers, or the right of Madden to rely thereon, or the conditions to the obligations of Madden except as provided in the following sentence.  If Sellers notify Madden in writing of any matter referred to in the preceding clause (a)(i) and Madden nevertheless consummates the transactions contemplated hereby, Madden shall have no claim against Sellers for a breach of such representation or warranty based on the information contained in such notification.  Sellers shall give prompt notice in writing to Madden of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Sellers or the Company in connection with the transactions contemplated by this Agreement.

ARTICLE VII

Covenants of Madden

Madden hereby covenants and agrees as follows:

7.1  Certain Filings.  Madden agrees to make or cause to be made all filings with Governmental Bodies that are required to be made by Madden or its affiliates to carry out the transactions contemplated by this Agreement.  Madden agrees to assist Sellers in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which may be reasonably required or which Sellers may reasonably request in connection with the consummation of the transactions contemplated hereby.

7.2  Efforts to Satisfy Conditions.  Madden agrees to use its good faith commercially reasonable efforts to satisfy the conditions set forth in Article X hereof that are within its control.

7.3  Further Assurances.  Madden agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as Sellers may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby to effectuate the intent and purposes hereof.

7.4  Notification of Certain Matters.  Promptly after obtaining knowledge thereof, Madden shall notify Sellers of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Madden contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any covenant, condition or agreement of Madden in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of Madden to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Madden or Sellers’ right to rely thereon, or the conditions to the obligations of Sellers except as provided in the following sentence.  If Madden notifies Sellers in writing of any matter referred to in the preceding clause (a)(i) and Sellers nevertheless consummate the transactions contemplated hereby, Sellers shall have no claim against Madden for a breach of such representation or warranty based on the information contained in such notification.  Madden shall give prompt notice in writing to Sellers of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Madden in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

Certain Other Agreements

8.1  Certain Tax Matters.  The parties hereby further covenant and agree as follows:

(a)  Tax Returns and Cooperation.

                    (i)  Sellers shall, or shall use good faith commercially reasonable efforts to cause the Company to, prepare and timely file, in a commercially reasonable manner, (x) all Returns and amendments thereto required to be filed by or for the Company for all taxable periods ending on or before the Closing Date.  Madden will be given a reasonable opportunity to review and comment on all such Returns required to be filed after the date hereof.

                    (ii)      Sellers shall be liable for all Taxes of the Company for all Pre-Closing Periods (other than to the extent that the liability for those Taxes is provided for on the Final Closing Balance
                 Sheet) and all Taxes of Sellers for any taxable year or taxable period.  Notwithstanding the foregoing, in the case of any taxable period that includes (but does not begin or end on) the Closing Date (a
                 “Straddle Period”), the portion of the Taxes of the Company for such Straddle Period attributable to the period prior to close of the Closing Date shall be treated as Taxes of a Pre-Closing Period for purposes of this Section 8.1(a)(ii).  The amount of Straddle Period Taxes of the Company that are treated as Taxes of a Pre-Closing Period shall be computed (x) in the case of income, franchise, sales, or similar Taxes, pursuant to an interim closing of the books method by assuming that the Company had a taxable year or period which ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per-diem basis and (y) in the case of real property Taxes, personal property taxes and similar ad valorem obligations by prorating such Taxes owed for the Straddle Period on a per-diem basis.

                                            (iii)     Except as provided above with respect to Straddle Periods, the Company shall be liable for any and all Taxes imposed on them relating to or apportioned to any taxable year or portion thereof beginning on or after the Closing Date and ending after the Closing Date.

                                            (iv)    Madden and Sellers shall each cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 8.1
                 (a) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers (before the Closing) and Madden (after the Closing) shall each cause the Company (A) to retain all books and records with respect to Tax matters pertinent to them relating to any taxable period beginning before the Closing Date until the expiration of the statutory period of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers or Madden, as the case may be, shall allow the other party to take possession of such books and records.

                                            (v)      Madden and Sellers further agree, upon request, to use good faith commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Madden or Sellers.

8.2  Company Payments.  Simultaneously with the payment of the Purchase Price, Madden shall make a capital contribution to the Company of one million nine hundred thousand dollars ($1,900,000), which the Sellers have directed the Company to pay as set forth on Schedule B attached hereto.

8.3  Matters Relating to Sellers other than Silverman.

(a)  Notwithstanding anything herein to the contrary, Madden hereby acknowledges that, other than as a result of a breach by a Seller of such Seller’s representations in the third sentence of Section 4.2(a) of this Agreement, only Silverman (and no other Seller) shall have any liability to Madden of any kind or nature with respect to this Agreement or the Transaction Documents.  Madden hereby acknowledges that it has not relied on any representation, warranty, statement or communication or, lack thereof, from any of the Sellers other than Silverman, except with respect to each Seller’s representations in third sentence of Section 4.2(a) of this Agreement.  Madden acknowledges that it has performed its own due diligence with respect to its acquisition of the Company.  Except as set forth in this Section 8.3(a) Madden hereby releases each and all of the Sellers other than Silverman from any and all liability or obligation of any kind or nature whatsoever from now until the end of time with respect to this Agreement or the Transaction Documents or any other theory of law by which a Seller could have any liability or obligation to Madden.

(b)  In the event that the personal guarantee of Randel under that certain  Equipment Lease Agreement, dated April 21, 2006, between the Company and General Electric Capital Corporation shall not be terminated as of the Closing, Madden shall indemnify Randel for any amount Randel pays with respect to such guarantee.

ARTICLE IX

Conditions Precedent to Obligations of Madden

The obligations of Madden under Article II and Article III shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Madden:

9.1  Representations and Warranties.  Each and every representation and warranty of Sellers contained in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true, complete and accurate when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true, complete and accurate as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date.

9.2  Compliance with Covenants.  Sellers shall have performed and observed all covenants and agreements to be performed or observed by Sellers under this Agreement at or before the Closing.

9.3  Lack of Adverse Change.  Since the date of the Balance Sheet, there has not occurred any circumstance or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect, including a material decrease in the revenue of the Company.

9.4  Update Certificate.  Madden shall have received a favorable certificate, dated  the Closing Date, signed by Silverman as to the matters set forth in Sections 9.1, 9.2 and 9.3.

9.5  Regulatory Approvals.  All approvals and consents of Governmental Bodies required to carry out the transactions contemplated by this Agreement shall have been obtained.

9.6  Consents of Third Parties.  All consents from third parties to Contracts or otherwise that are required to be listed in Section 4.4 of the Disclosure Schedule in order to avoid a misrepresentation under Section 4.4 shall have been obtained in writing in a form reasonably satisfactory to Madden.

9.7  No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that (a) declares this Agreement invalid or unenforceable in any material respect, (b) prevents or significantly delays the consummation of the transactions contemplated hereby, or (c) imposes or will impose restrictions on Madden’s right or ability to operate the business of the Company shall be in effect; and no action or proceeding before any Governmental Body shall have been instituted or, to the Knowledge of Sellers or the Company, threatened by any Governmental Body, or by any other Person, which (i) seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or (ii) challenges the validity or enforceability of this Agreement, (iii) seeks to impose restrictions on Madden’s right or ability to operate the business of the Company, or (iv) seeks to require Madden to dispose of any of its businesses, operations, properties or assets or any claim relating to the equity of the Company.

9.8  Employment Agreement.  Madden and Silverman shall have entered into the Employment Agreement, and the Employment Agreement shall be in full force and effect with no notice that Silverman does not intend to honor the Employment Agreement.

9.9  Transaction Documents.  The Company and Sellers shall have entered into each of the other Transaction Documents to which they are a party.

9.10     Other Closing Matters.  Madden shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Sellers and the satisfaction of the conditions to Madden’s obligation to close hereunder as Madden or its counsel may reasonably request.

ARTICLE X

Conditions Precedent to Obligations of Sellers

The obligations of Sellers under Article II and Article III shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Sellers:

10.1     Representations and Warranties.  Each and every representation and warranty of Madden contained in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true, complete and accurate when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true, complete and accurate as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date.

10.2     Compliance with Covenants.  Madden shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement at or before the Closing.

10.3     Update Certificate.  Sellers shall have received a favorable certificate, dated the Closing Date, signed by Madden as to the matters set forth in Sections 10.1 and 10.2.

10.4     Regulatory Approvals.  All approvals and consents of Governmental Bodies required to carry out the transactions contemplated by this Agreement shall have been obtained.

10.5     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents or significantly delays the consummation of the transactions contemplated hereby shall be in effect.

10.6     Transaction Documents.  Madden shall have entered into each of the other Transaction Documents to which it is a party.

10.7     Other Closing Matters.  Sellers shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Madden and the satisfaction of the conditions to Sellers’ obligations to close hereunder as the Seller Representative or its counsel may reasonably request.

ARTICLE XI

Termination of Agreement

11.1    Conditions for Termination.  This Agreement may be terminated:

(a)  at any time prior to the Closing by mutual consent of Madden and Sellers;

(b)  by Madden if the Closing shall not have been consummated by seventy-five (75) days after the date hereof, unless such failure of consummation shall be due to a material breach of any representation or warranty, or the nonfulfillment in any material respect,

(a)  and failure to cure such nonfulfillment as set forth in clause (d) below, of any covenant or agreement contained herein on the part of Madden; or

(b)  by Sellers if the Closing shall not have been consummated by seventy-five (75) days after the date hereof, unless such failure of consummation shall be due to a material breach of any representation or warranty, or the nonfulfillment in any material respect, and failure to cure such nonfulfillment as set forth in clause (d) below, of any covenant or agreement contained herein on the part of Sellers; or

(c)  by Madden, on the one hand, or Sellers, on the other hand, if Madden or any Seller fails to cure a material breach of any provision of this Agreement within fifteen (15) days after its receipt of written notice of such breach from the non-breaching party, provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 11.1(d) if it is also in material breach of any provision of this Agreement.

1.2  Effect of Termination. Upon the termination of this Agreement for any reason, Madden and Sellers shall have no liability or further obligations arising out of this Agreement, except for any liability resulting from any intentional breach of a representation, warranty or covenant contained in this Agreement prior to termination. Furthermore, the provisions of Sections 4.23, 5.5, this Section 11.2 and Articles XII and XIII shall survive any termination of this Agreement.

ARTICLE II

Indemnification

12.1     Survival of Representations, Warranties and Covenants. The parties to this Agreement hereby agree that the remedy for any breach of a representation or warranty, covenant or agreement contained in this Agreement shall be the indemnification provisions set out in this Article XII; provided, however, that nothing in this Section 12.1 shall prohibit any party from seeking specific performance or injunctive relief against any other party in respect of a breach by such other party of any covenant hereunder; and provided further, that nothing in this Section 12.1 shall limit any party’s remedies for a breach of a covenant occurring prior to the Closing.

(a)  The representations and warranties of the parties contained in this Agreement, any schedule or any certificate delivered pursuant hereto, shall survive the Closing and shall continue in full force and effect (a) in the case of the representations and warranties of Sellers and Madden contained in Sections 4.6, 4.15, 4.16, 4.23 and 5.5 until thirty (30) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, (b) in the case of the representations and warranties of Sellers and Madden contained in Sections 4.1, 4.2, 4.3, 4.20, 5.1 and 5.2, indefinitely, and (c) in the case of all other representations and warranties of the parties contained in this Agreement, and in any schedule or any certificate delivered pursuant hereto, until twenty-four (24) months after the Closing Date. Each party hereto shall be entitled to rely on any such representation or warranty regardless of any independent knowledge of such party or any inquiry or investigation made by or on behalf of such party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 if notice of the breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of the applicable survival period.

(b)  The parties’ covenants and agreements under this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to such covenant or agreement.

12.2     Indemnification by Silverman.

(a)  Subject to Sections 12.2(b) and 12.7, Silverman shall indemnify and hold harmless Madden, its affiliates and each of their respective stockholders, directors, officers, employees, agents and representatives (other than Silverman), and the successors and assigns of each of the foregoing (collectively, the “Madden Indemnified Parties”) from and against any Loss incurred or suffered by such Person as a result of or arising from, without duplication:

                   (i)         a breach by any Seller of any representation or warranty made by Sellers in this Agreement or any schedule or certificate delivered pursuant hereto or thereto; and

                                            (ii)  a failure by any Seller to perform or comply with any covenant or agreement on the part of Sellers contained herein.

Any amount paid pursuant to this Section 12.2(a) shall be paid to Madden or, at Madden’s election, to the Company and shall be the amount required to put Madden, the Company, as the case may be, in the position it or they would have been in had such representation, warranty, covenant or agreement not been breached.

(b)  Notwithstanding Section 12.2(a):

                    (i)  Silverman shall not have any obligation to indemnify the Madden Indemnified Parties from and against any Loss under clause (i) of Section 12.2(a) until the Madden Indemnified Parties have suffered aggregate Losses collectively hereunder, in excess of two hundred thousand dollars ($200,000); provided that such threshold shall not apply to any Loss as a result of, arising from or in connection with a breach by any Seller of a representation or warranty contained in Section 4.1, Section 4.2,
                 Section 4.3, Section 4.6, Section 4.20 or Section 4.23 herein; and

                    (ii)  Silverman shall not have any obligation to indemnify the Madden Indemnified Parties from and against any Loss under clause (i) of Section 12.2(a) to the extent the Madden Indemnified Parties have suffered aggregate Losses collectively hereunder, in excess of five million dollars ($5,000,000); provided that such aggregate limit shall not apply to any Loss as a result of, arising from or in connection with a breach by any Seller of a representation or warranty contained in Section 4.1, Section 4.2,
                 Section 4.3, Section 4.6, Section 4.20 or Section 4.23 herein.

(c)  Notwithstanding anything to the contrary contained in Section 12.2(b) or anywhere else in this Agreement, Silverman shall indemnify and hold harmless the Madden Indemnified Parties, without limitation, from and against any and all Losses incurred or suffered by such Person after the Closing Date as a result of or arising from any fraudulent act or willful or intentional misconduct by the Company prior to the Closing Date, or by any Seller.

(d)  Indemnity as to Preschoolians. Silverman hereby agrees to indefinitely indemnify the Madden Indemnified Parties for any and all Losses incurred by any of them in connection with, relating to or arising from the so called “Preschoolians” business.

12.3     Indemnification by Madden.

(a)  Madden shall indemnify and hold harmless Sellers and each of Sellers’ agents and representatives, and the successors and assigns of each of the foregoing (the “Seller Indemnified Parties”), from and against any Loss incurred or suffered by such Person as a result of or arising from:

                            (i)  a breach by Madden of any representation or warranty made by Madden in this Agreement or in any schedule or certificate delivered pursuant hereto or thereto; and

                            (ii)  a failure by Madden to perform or comply with any covenant or agreement on the part of Madden contained herein;

Any amount paid pursuant to this Section 12.3(a) shall be the amount required to put Sellers in the position Sellers would have been in had such representation, warranty, covenant or agreement not been breached.

(b)  Notwithstanding anything to the contrary contained in this Agreement, Madden shall indemnify and hold harmless the Seller Indemnified Parties from and against any Loss incurred or suffered by Sellers after the Closing Date as a result of or arising from any fraudulent acts or willful misconduct by Madden. The Seller Indemnified Parties shall not take any action the purpose or intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

12.4     Assumption of Defense. An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure to give any such notice promptly shall not affect the indemnification provided under this Article XII, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if it does not demonstrate to the reasonable satisfaction of the indemnified party that it has adequate financial resources to defend such claim and pay any and all Losses that may result therefrom, or if the claim (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party’s ability to exercise its rights under this Agreement, or impair Madden’s right or ability to operate the Company, or (iii) names both the indemnifying party and the indemnified party (including impleaded parties) and representation of both parties by the same counsel would create a conflict. If an indemnifying party assumes the defense of such third party claim, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Article XII to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, subject to the provisions of this Section 12.4, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party, and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto, or which may be reasonably expected to have an adverse effect on the indemnified party and does not provide that the indemnified party is without fault, or, with respect to an indemnification relating to Taxes, if such settlement could affect the Taxes of the Company or the Madden Indemnified Parties for a period or portion thereof beginning on or after the Closing Date. The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

12.5     Non-Assumption of Defense. If no indemnifying party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or proceeding, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending). The indemnified party shall not settle or compromise any such claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

12.6     Indemnified Party’s Cooperation as to Proceedings. The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 12.6, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

12.7     Payments Treated as Purchase Price Adjustment. To the extent permitted by applicable law, any payment by Madden, the Company or Sellers under this Article XII will be treated for Tax purposes as an adjustment to the consideration hereunder for the Company Interests.

ARTICLE III

Miscellaneous

13.1    Expenses. Except as otherwise explicitly set forth herein, whether or not the transactions contemplated hereby are consummated, each party hereto shall pay all costs and expenses incurred by such party in respect of the transactions contemplated hereby. All expenses incurred by the Company with respect to the transactions contemplated hereby for the benefit of Sellers prior to the Closing, including, without limitation, expenses for legal and investment advisory services, shall be paid by Sellers.

13.2    Entirety of Agreement. This Agreement (including the Disclosure Schedule, the Madden Disclosure Schedule and all other schedules, exhibits and appendices hereto), together with the other Transaction Documents (including the schedules and exhibits thereto) and certificates and other instruments delivered hereunder and thereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement. Each party agrees that in dealing with third parties no contrary representations will be made..

13.3     Notices. All notices, demands and communications of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case to the parties at the respective addresses and facsimile numbers set forth on the signature pages hereto.

In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

13.4    Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

13.5    Waiver. No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

13.6     Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

13.7     Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of Madden and Sellers; provided, however, that Madden may assign its rights hereunder to any affiliate of Madden which assumes the obligations of Madden hereunder, but no such assignment shall relieve Madden of any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article XII, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

13.8     Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

13.9     Governing Law; Jurisdiction. This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort, or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of any New York State court sitting in the County of New York or any federal court sitting in U.S. District Court for the Southern District of the State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 13.3 shall be deemed good, proper and effective service upon such party.

13.10   Construction; Units. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement or the Disclosure Schedule, as applicable, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

13.11   Negotiated Agreement. Madden and Sellers acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and the Transaction Documents and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement or the Transaction Documents, such provision shall not be construed against any party because such party or its representatives drafted such provision.

13.12   Public Announcements. Neither Madden nor Sellers shall issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Madden, in the case of an announcement by Sellers, and Sellers, in the case of an announcement by Madden; provided, however, that Madden or its affiliates may, upon written notice to Sellers, describe this Agreement and the transactions contemplated hereby in any press release or filing with the SEC or other Governmental Body it is required to make under applicable Law, and if required, necessary or desirable, file this Agreement with the SEC.

13.13   Remedies Cumulative. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein.

13.14   Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall not affect the other provisions, but such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.

13.15  WAIVER OF JURY TRIAL. MADDEN AND SELLERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.16   Authority of Seller Representative.

(a)  In order to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the resolution of certain matters after the Closing between Madden and Sellers, Sellers hereby appoint Silverman as the Seller

Representative who shall serve as the attorney-in-fact and agent for each Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents. By executing and delivering this Agreement, the Seller Representative (i) accepts his appointment and authorization as attorney-in-fact and agent on behalf of each Seller in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under, and otherwise comply with, this Agreement.

(b)  The Seller Representative has the authority, without restriction, to (i) prepare, finalize, approve and authorize all exhibits, schedules and other attachments to any of this Agreement, the other Transaction Documents, and the other contracts, certificates, instruments and documents delivered by or on behalf of Sellers pursuant to this Agreement and the other Transaction Documents; (ii) deliver to Madden on behalf of Sellers the share or interest certificates (as appropriate) representing all of the Company Interests; (iii) execute, deliver, and accept delivery, on behalf of each Seller, any other agreements, certificates, instruments and documents to be delivered by or on behalf of Sellers pursuant to this Agreement or the other Transaction Documents; (iv) execute, deliver, and accept delivery, on behalf of each Seller, such amendments as may be deemed by the Seller Representative in his sole and absolute discretion to be appropriate under this Agreement or the other Transaction Documents; (v) bind Sellers by all notices received, by all agreements and determinations made, and by all agreements, certificates, instruments and other documents executed and delivered by Sellers under the Transaction Documents (including in connection with the post-Closing adjustments pursuant to Section 2.3 of this Agreement and the Earn-Out Payment); (vi) dispute or refrain from disputing any claim made by Madden under any Transaction Document; (vii) negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, any Transaction Document (including in connection with the post-Closing adjustments pursuant to Section 2.3 of this Agreement and the Earn-Out Payment) and sign any releases or other documents with respect to such dispute or remedy; (viii) waive any condition contained in any Transaction Document; (ix) give any and all consents under any Transaction Document; (x) dispute or refrain from disputing the Contingent Purchase Price Statement (as defined in the Earn-Out Agreement) delivered in connection with the Earn-Out Agreement, or to deliver or refrain from delivering a Notice of Election in connection with the Earn-Out Agreement; (xi) give such instructions and perform such actions and refrain from performing such actions as the Seller Representative shall in his sole and absolute discretion deem necessary or appropriate to carry out the provisions of any Transaction Document; (xii) receive any payments made to any Seller pursuant to any Transaction Document; and (xiii) disburse to Sellers payments made to the Seller Representative under any Transaction Document in accordance with the allocation referred to in Section 2.2(a) hereof.

(c)  By executing and delivering this Agreement, each Seller hereby jointly and severally agrees to indemnify and hold the Seller Representative harmless for any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties as Seller Representative under any Transaction Document, except such that arises from such Seller Representative’s gross negligence or willful misconduct.

(d)  Madden and the other Madden Indemnified Parties shall be entitled to deal exclusively with the Seller Representative as the sole and exclusive representative and agent of

Sellers in respect of this Agreement and the other Transaction Documents and all matters arising under or pertaining to this Agreement and any Transaction Document. Without limiting the foregoing, (i) any notice, communication, demand, claim, action or proceeding required or permitted hereunder may be delivered by Madden to or brought by Madden against the Seller Representative in his capacity as agent and representative of Sellers with the same effect, and which shall be binding and effective to the same degree, as if delivered to or brought against all Sellers or any of them individually and (ii) any settlement or other agreement of Madden with the Seller Representative in his capacity as agent and representative of Sellers in respect of all matters arising under or pertaining to this Agreement or any Transaction Document shall have the same effect, and be binding upon, all Sellers to the same degree as if made with all Sellers or any of them individually. Any decision, act, consent or instruction of the Seller Representative shall be final, binding and conclusive upon each Seller, and Madden may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of every Seller. Madden is hereby relieved from any liability to any Person for any acts done by it in accordance with any decision, act, consent or instruction of the Seller Representative.

(e)  Madden and any other Madden Indemnified Party shall be entitled to regard as the Seller Representative the Person identified to it as such in accordance with the provisions of this Agreement unless and until Madden shall have received written notice, executed by Jeff Silverman, of the designation of another Seller or Sellers as the Seller Representative(s).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

STEVEN MADDEN, LTD.
Address: 52-16 Barnett Ave. Long Island City, New York 11104 Attention: Awadhesh Sinha Facsimile No.: (718) 446-5999	By:/s/ Jamieson A. Karson Name: Jamieson A. Karson Title: Chairman and Chief Executive Officer

with copies to:

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 United States of America Attention: James A. Grayer, Esq. Facsimile No.: (212) 715-8000

SELLERS
Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ Jeffrey Silverman Jeffrey Silverman

___________________________________
___________________________________
Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ James Randel James Randel

Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ Ron Offir Ron Offir

Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ Godfrey Baker Godfrey Baker

Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ Alyse Nathan Alyse Nathan

Address:
___________________________________ ___________________________________ Facsimile No.: ( )	/s/ Andrew Rosca Andrew Rosca